Exhibit 10.2

ASSISTANCE AGREEMENT BY AND BETWEEN

THE STATE OF CONNECTICUT

ACTING BY THE DEPARTMENT OF ECONOMIC AND COMMUNITY

DEVELOPMENT

(An Equal Opportunity Employer)

AND

SEVEN STARS CLOUD GROUP, INC.

RE: Seven Stars Cloud Group Relocation Project

This ASSISTANCE AGREEMENT (the “Agreement”) is made and entered into by and between the STATE OF CONNECTICUT, (hereinafter the “State”), acting herein by Catherine Smith, its Commissioner of Economic and Community Development, (hereinafter the “Commissioner”), pursuant to Chapter 5881 of the Connecticut General Statutes and SEVEN STARS CLOUD GROUP, INC. (hereinafter the “Applicant” or “contractor”) acting herein by Robert Benya its duly authorized President.

WITNESSETH:

WHEREAS, the governing body of the Applicant has submitted to the State a series of documents including an acceptance letter in response to a Letter of Intent submitted to it by the Commissioner dated May 24,2018 (the “Commissioner’s LOI”), an Application for Financial Assistance, a resolution from the Applicant’s appropriate organizational body authorizing the Applicant to submit said Application, a Project Financing Plan and Budget, and exhibits, if any, and has caused to have submitted an Opinion of Counsel and other documents (all, together with this Agreement and all other documents and agreements executed by the Applicant in connection with this Agreement, hereinafter the “Project Documents”) for a project entitled Seven Stars Cloud Group Relocation Project (hereinafter the “Project”) and has represented to the State that it can rely upon the information within the Project Documents as being accurate and complete;

WHEREAS, in reliance upon the information submitted by or caused to be submitted by the Applicant, the State has approved funding for the Project; and

WHEREAS, the State and the Applicant desire to define the terms and conditions upon which such financial assistance will be made available to the Applicant.

NOW THEREFORE, in consideration of the mutual promises of the parties hereto, and of the mutual benefits to be gained by the performance thereof, the State and the Applicant hereby agree as follows:

ARTICLE 1- STATE OBLIGATIONS

Financial Assistance. The State hereby agrees, subject to the terms of this Agreement and its Exhibits and in reliance upon the facts and representations set forth in the Project Documents, to provide financial assistance to the Applicant for the Project in the form of a loan in an amount not to exceed TEN MILLION AND NO DOLLARS ($10,000,000.00) (the “Loan” or the “Funding”), which Loan shall be evidenced by a promissory note in the amount of the Loan (the “Note”); provided, however, that the aggregate principal of the Funding shall not exceed fifty percent (50%) of the cost of the Project.

1.1       Repayment of Loan. The Loan shall be repayable by the Applicant in accordance with the terms of the Note.

ARTICLE 2- APPLICANT WARRANTIES, COVENANTS, AND OBLIGATIONS

The Applicant represents, warrants and covenants as follows, and further covenants that on and after the closing and for so long as this Agreement or any clause thereof shall remain in effect:

2.1       Form of Entity. The Applicant is a corporation duly created and validly existing, or properly registered to do business, under the laws of the State of Nevada and the State of Connecticut and each other jurisdiction where the ownership of its property or the conduct of its business requires qualification. Further, that the Applicant will preserve and maintain its existence as a corporation duly organized validly existing, and in good standing under the laws of Nevada, and will remain (or become) qualified to do business and in good standing in Connecticut and in each other jurisdiction where the nature of its business or the ownership of its property makes such qualification necessary.

2.2       Ability to Conduct Business. The Applicant has all franchises, permits, licenses, and other similar authorizations necessary for the conduct of its business as now being conducted by it, and it is not aware of any state of facts that would make it impossible to obtain any similar authorization necessary for the conduct of its business as planned to be conducted. The Applicant is not in violation, nor will the transactions contemplated by this Agreement or the other Project Documents to which it is a party, cause a violation of the terms or provisions of any such franchise, permit, license, or similar authorization.

2.3       Authorization to Enter Into and Execute Project Documents. The execution and delivery of the Project Documents and this Assistance Agreement by the Applicant, and the performance of its obligations thereunder, are within its power, have been duly authorized by all necessary action on its part, and are not in contravention of law nor in contravention of its organizational documents or governing bylaws or of the provisions of any indenture, agreement, or undertaking to which it, its principals or employees are parties or by which they are bound.

2.4       Other Authorization Unnecessary. No consent, license, or approval from any governmental authority is or will be necessary for the valid execution and delivery by the Applicant of the Project Documents. The Applicant agrees that nothing in this Agreement relieves it from any obligation under law to obtain any such license, consent, or approval.

2.5       Agreement to Undertake Project. The Applicant agrees to undertake and complete the Project as described in the Commissioner’s LOI.

2.6       Obstacles to Entering and Executing Project.

(A)       Existing Suit or Other Actions. There is no action, suit, proceeding or investigation at law, in equity, or before any court, public board, arbitrator, or body, pending or, to the Applicant’s knowledge, threatened against or affecting it, which could or might adversely affect the Project, the State’s security as described in section 2.16 below, any of the transactions contemplated by the Project Documents or the validity of the Project Documents, or the Applicant’s ability to discharge its obligations under the Project Documents.

(B)       Default of Existing Orders or Instruments. The Applicant is not in default beyond any applicable notice and grace periods with respect to any order of any court, arbitrator, or governmental body which could or might adversely affect the Project, the State’s security as described in section 2.16 below, or any of the transactions contemplated by the Project Documents or the validity of the Project Documents, or the Applicant’s ability to discharge its obligations under the Project Documents. In addition, the Applicant is not in default beyond any applicable grace periods in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions, or provisions contained in any agreement or instrument to which the Applicant is a party or to which its property is subject, which default, together with all such defaults, singularly or in the aggregate, may have a materially adverse effect on the business, assets, liabilities, financial condition, results of operations of the Applicant.

(C)       Instance of Default. No Instance of Default (as defined in section 4.1 hereof) has occurred or is continuing, and the Applicant has no knowledge of any currently existing facts or circumstances which, with the passage of time or the giving of notice, or both, would constitute an Instance of Default.

2.7       Material Adverse Change.

(A)       Financial Condition. There has been no material adverse change in the financial condition of the Applicant or any guarantor of this Agreement, if applicable, since the date of application for the Funding that has not been previously disclosed in writing to the Commissioner.

(B)       Representations in Documents. All financial statements, including, without limitation, balance sheets and profit and loss statements, delivered to the Commissioner are correct and complete, and fairly present the financial position and results of operations of the Applicant at the times of and for the periods reflected by such financial statements. The financial statements and all other written statements furnished by the Applicant in connection with the Funding do not contain any untrue statement of material fact and do not omit any material fact whose omission would make the statements contained therein or herein materially misleading.

(C) Other Facts. There is no fact which the Applicant has not disclosed to the Commissioner in writing, which writing, if any, is attached hereto as Exhibit A, which materially and adversely affects or, and is reasonably likely to prove to affect materially and adversely the business, operations, properties, prospects, profits, or condition of the Applicant. Further, the Applicant will notify the Commissioner, in writing, promptly of any material adverse change in the financial condition or business operations of the Applicant or any guarantor of this Agreement.

2.8       Use of State Funding. The Funding shall be used for the Project as set forth in the Commissioner’s LOI and in accordance with the most recently approved Project Financing Plan and Budget. The Funding shall be used for that purpose and for no other purpose.

(A)       Additional Costs above Funding. Any amount in excess of the amount of the Funding that may be necessary to cover the cost of the Project as set forth in the most recently approved Project Financing Plan and Budget shall be the responsibility of the Applicant and shall not be covered by the Funding. The Applicant shall, as a minimum, provide the level and sources of funding as indicated in the Project Documents, and shall expend those funds in accordance with the Project Financing Plan and Budget.

(B)       Budget. The Project Financing Plan and Budget most recently approved by the Commissioner shall constitute the budget for the Project. The Project Financing Plan and Budget may be amended by request of the Applicant if such request is approved in writing by the Commissioner. Approval by the Commissioner of any revised Project Financing Plan and Budget shall not constitute or imply a revision of the amount of the Funding.

2.9       Payment of Other Obligations. The Applicant will pay and discharge promptly when due and payable all taxes, assessments and governmental charges levied or imposed upon it, its property, or any part thereof, or upon its income or profits, or any part thereof, as well as all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a lien or charge upon its property, provided that such charges need not be paid while being contested by the Applicant in good faith and by appropriate legal proceedings so long as adequate book reserves have been established with respect thereto and the Applicant’s title to, and its right to use, its property is not materially and adversely affected thereby. The Applicant also agrees to pay all taxes or duties levied or assessed upon said sum against the State, the obligation evidenced hereby or the collateral securing the same and to pay all costs, expenses, and attorneys’ reasonable fees incurred by the State in any proceeding for the collection of the obligations evidenced hereby or in any action to enforce the State’s rights in property granted under the Mortgage the happening of an Instance of Default as provided for in the Project Documents or in protecting or sustaining the lien granted in connection with this Agreement or in the Mortgage or in any litigation or controversy arising from or connected with the Project Documents.

2.10       Compliance with Laws, Regulations, Rules, and Executive Orders. In the administration and execution of the Project, the Applicant shall comply with all pertinent provisions of local, State and Federal law applicable to it and/or its properties and/or its business, and maintain its property in reasonable condition. Failure to do so shall constitute an Instance of Default by the Applicant under this Agreement.

Specifically, but not by way of limitation, the Applicant agrees to the following:

(A)	For the purposes of subsection (B) of this section 2.10, the following terms are defined as follows:

1.	“Commission” or “commission” means the Connecticut Commission on Human Rights and Opportunities;

2.	“Contract” means this Agreement and any extension or modification of this Agreement;

3.	“Contractor” means the Applicant and includes any successors or assigns of the Applicant;

4.	“Gender identity or expression” means a person’s gender-related identity, appearance or behavior, whether or not that gender-related identity, appearance or behavior is different from that traditionally associated with the person’s physiology or assigned sex at birth, which gender-related identity can be shown by providing evidence including, but not limited to, medical history, care or treatment of the gender-related identity, consistent and uniform assertion of the gender-related identity or any other evidence that the gender-related identity is sincerely held, part of a person’s core identity or not being asserted for an improper purpose;

5.	“Good faith” means that degree of diligence which a reasonable person would exercise in the performance of legal duties and obligations;

6.	“Good faith efforts” shall include, but not be limited to, those reasonable initial efforts necessary to comply with statutory or regulatory requirements and additional or substituted efforts when it is determined that such initial efforts will not be sufficient to comply with such requirements;

7.	“Intellectual disability” means a significant limitation in intellectual functioning and deficits in adaptive behavior that originated during the developmental period before eighteen years of age;

8.	“Marital status” means being single, married as recognized by the State of Connecticut, widowed, separated or divorced;

9.	“Mental disability” means one or more mental disorders, as defined in the most recent edition of the American Psychiatric Association’s “Diagnostic and Statistical Manual of Mental Disorders”, or a record of or regarding a person as having one or more such disorders;

10.	“Minority business enterprise” means any small contractor or supplier of materials fifty-one percent or more of the capital stock, if any, or assets of which is owned by a person or persons: (1) who are active in the daily affairs of the enterprise, (2) who have the power to direct the management and policies of the enterprise, and (3) who are members of a minority, as such term is defined in subsection (a) of Conn. Gen. Stat. section 32-9n; and

11.	“Public works contract” means any agreement between any individual, firm or corporation and the State or any political subdivision of the State other than a municipality for construction, rehabilitation, conversion, extension, demolition or repair of a public building, highway or other changes or improvements in real property, or which is financed in whole or in part by the State, including, but not limited to, matching expenditures, grants, loans, insurance or guarantees.

For purposes of subsection (B) of this section 2.10, the term “Contract” does not include a contract where each contractor is (a) a political subdivision of the state, including, but not limited to, a municipality unless the contract is a municipal public works contract or quasi-public agency project contract, (b) any other state, as defined in Conn. Gen. Stat. section 1-267, (c) the federal government, (d) a foreign government, or (e) an agency of a subdivision, agency, state or government described in the immediately preceding items (a), (b), (c), or (d).

(B)	(1) (a) The Contractor agrees and warrants that in the performance of the Contract such Contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religious creed, age, marital status, national origin, ancestry, sex, gender identity or expression, intellectual disability, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by such Contractor that such disability prevents performance of the work involved, in any manner prohibited by the laws of the United States or of the State of Connecticut; and the Contractor further agrees to take affirmative action to insure that applicants with job-related qualifications are employed and that employees are treated when employed without regard to their race, color, religious creed, age, marital status, national origin, ancestry, sex, gender identity or expression, intellectual disability, mental disability or physical disability, including, but not limited to, blindness, unless it is shown by the Contractor that such disability prevents performance of the work involved; (b) the Contractor agrees, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, to state that it is an “affirmative action-equal opportunity employer” in accordance with regulations adopted by the Commission; (c) the Contractor agrees to provide each labor union or representative of workers with which such Contractor has a collective bargaining agreement or other contract or understanding and each vendor with which the Contractor has a contract or understanding, a notice to be provided by the Commission, advising the labor union or workers’ representative of the Contractor’s commitments under Conn. Gen. Stat. section 4a-60 and to post copies of the notice in conspicuous places available to employees and applicants for employment; (d) the Contractor agrees to comply with each provision of Conn. Gen. Stat. sections 4a-60, 46a-68e, and 46a-68f and with each regulation or relevant order issued by the Commission pursuant to Conn. Gen. Stat. sections 46a-56, 46a-68e, 46a-68f, and 46a-86; and (e) the Contractor agrees to provide the Commission with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the Contractor as relate to the provisions of Conn. Gen. Stat. sections 4a-60 and 46a-56. If the Contract is a public works contract, municipal public works contract or contract for a quasi -public agency project, the Contractor agrees and warrants that it will make good faith efforts to employ minority business enterprises as subcontractors and suppliers of materials on such public works or quasi-public agency project.

(2)       Determination of the Contractor’s good faith efforts shall include, but shall not be limited to, the following factors: The Contractor’s employment and subcontracting policies, and practices; affirmative advertising, recruitment and training; technical assistance activities and such other reasonable activities or efforts as the State of Connecticut has prescribed that are designed to ensure the participation of minority business enterprises in public works projects.

(3)       The Contractor shall develop and maintain adequate documentation, in a manner prescribed by the Commission, of its Good faith efforts.

(4)       The Contractor shall include the provisions of subsection (1) of this section 2.10(B) in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission. The Contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Conn. Gen. Stat. section 46a-56; provided if such Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission, the Contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.

(5)       The Contractor agrees to comply with the statutes and regulations referred to in this Section as they exist on the date of this Contract and as they may be adopted or amended from time to time during the term of this Contract and any amendments thereto.

(6)       (a) The Contractor agrees and warrants that in the performance of the Contract such Contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of sexual orientation, in any manner prohibited by the laws of the United States or the State of Connecticut, and that employees are treated when employed without regard to their sexual orientation; (b) the Contractor agrees to provide each labor union or representative of workers with which such Contractor has a collective bargaining Agreement or other contract or understanding and each vendor with which such Contractor has a contract or understanding, a notice to be provided by the Commission advising the labor union or workers’ representative of the Contractor’s commitments under Conn. Gen. Stat. section 4a-60a, and to post copies of the notice in conspicuous places available to employees and applicants for employment; (c) the Contractor agrees to comply with each provision of Conn. Gen. Stat. section 4a-60a and with each regulation or relevant order issued by said Commission pursuant to Conn. Gen. Stat. section 46a-56; and (d) the Contractor agrees to provide the Commission with such information requested by the Commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the Contractor which relate to the provisions of this Section and Conn. Gen. Stat. sections 4a-60a and § 46a-56.

The Contractor shall include the provisions of the foregoing subsection (6) of this section 2.10(B) in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission. The Contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Conn. Gen. Stat. section 46a-56; provided, if such Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission, the Contractor may request the State of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the State and the State may so enter.

(C)         Executive Order No. Three. This Agreement is subject to the provisions of Executive Order No. Three of Governor Thomas J. Meskill promulgated June 16, 1971 and, as such, this Agreement may be cancelled, terminated or suspended by the State Labor Commissioner for violation or of noncompliance with said Executive Order No. Three, or any State or Federal Law concerning nondiscrimination, notwithstanding that the Labor Commissioner is not a party to this Agreement. The parties to this Agreement, as part of the consideration hereof, agree that said Executive Order No. Three is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the State Labor Commissioner shall have continuing jurisdiction in respect to Agreement performance in regard to nondiscrimination, until this Agreement is completed or terminated prior to completion. The Applicant agrees as part consideration hereof, that this contract is subject to the guidelines and rules issued by the State Labor Commissioner to implement Executive Order No. Three and that it will not discriminate in its employment practices or policies, will file all reports as required, and will fully cooperate with the State and the State Labor Commissioner.

(D)         Executive Order No. Sixteen. This Agreement is subject to, and Applicant hereby agrees to abide by Executive Order No. Sixteen of Governor John G. Rowland promulgated August 4, 1999, and, as such, this Agreement may be cancelled, terminated or suspended by the State for violation or noncompliance with said Executive Order No. Sixteen.

(E)         Executive Order No. Seventeen. This Agreement is subject to the provisions of Executive Order No. Seventeen of Governor Thomas J. Meskill promulgated February 15, 1973, and, as such, this Agreement may be cancelled, terminated or suspended by the Commissioner or the State Labor Commissioner for violation of or noncompliance with said Executive Order No. Seventeen, notwithstanding that the Labor Commissioner may not be a party to this Agreement. The parties to this Agreement, as part of the consideration hereof, agree that the Executive Order No. Seventeen is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the contracting agency and the State Labor Commissioner shall have joint and several continuing jurisdiction in respect to Agreement performance in regard to listing all employment openings with the Connecticut Employment Service.

(F)         Environmental Laws.

(1)  The Applicant hereby agrees to indemnify and hold harmless the State from and against any liabilities, losses, damages, costs, or expenses, including attorney’s fees, arising out of or in connection with the presence of hazardous waste on or in any of the Collateral, as more fully described in section 2.16 below, or any lien or claim under Conn. Gen. Stat. section 22a-452a, as amended, or other federal, state, or municipal statute, regulation, rule, law, or proceeding relating to environmental matters, which indemnity shall survive foreclosure of the Mortgage, as more fully described in section 2.16 below, realization on any of the Collateral, as more fully described in section 2.16 below, payment in full of the Funding, and termination and/or release of the Project Documents.

(2)  In the event a determination is made that the Funding or a portion of the Funding is subject to the Connecticut Environmental Policy Act (“CEPA”) than Disbursement of State funds may be subject to the completion of the appropriate (“CEPA”) review of Project activities. If Project analysis and review under the provisions of CEPA is necessary, then DECD will contract a professional engineering/planning firm experienced in preparing CEPA documents, using funds appropriated to the Project. Said firm shall work at the direction of the DECD in assessing the Project activities in accordance with CEPA (C.G.S. Sec. 22a-1 and R.C.S.A. Sec. 22a-1a-1 to 22a-1a-12)

(3)  In the event a determination is made that the Funding or a portion thereof is subject to CEPA DECD, may require an environmental site assessment, survey, reports and remedial action plans to be prepared for the real estate subject to Project activities. A professional firm licensed to practice in the State of Connecticut shall prepare the reports. The scope of investigations and report shall conform to the applicable Department of Energy and Environmental Protection laws and regulations, and the applicable American Standards for Testing Materials document standards. Copies of all reports shall be made available to DECD.

If the Applicant and/or other parties for the subject properties within the project area have conducted Environmental Site Assessments, copies of such documents must be submitted to DECD.

(G)       Relocation. The Applicant represents and acknowledges that the Project consists, inter alia, relocating to Connecticut the Applicant’s Global Headquarters for Technology and Innovation also known as World Tech and Innovation Headquarters. (the “Headquarters”). The Headquarters shall house the following: Blockchain Asset Digitalization Tech and Innovation Hub; Fintech Business Startup Accelerator/Incubator; Education and Programming Center (with Executive MBA, Bootcamp Style Training Curricula)1 Robotics and Artificial Intelligence Research and Development Laboratory; Corporate Office for Partner Companies; Media/News Production and Broadcasting Facility .All of the Applicant’s Executive Officers (within the meaning of the Securities Act of 1934, as amended), including its Chairman, shall have offices at the Headquarters in West Hartford, CT. Applicant shall not relocate any of its Headquarters or other Connecticut operations to a location outside of the State prior to the date that is ten (10) years after the Agreement Date (as hereinafter defined) or during the term of the Loan, whichever is longer (the “Non-Relocation Period”). If the Applicant relocates any of such operations within the State during such period, it shall offer employment at the new location to its employees from the original location if such employment is available. The Applicant shall provide written notification to the Commissioner of any proposed relocation prior to any public announcement.

(H)       Taxes. The Applicant has filed all federal, state, and municipal income and other tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes which have become due pursuant to said returns, except such taxes, if any, which are being contested in good faith and as to which adequate reserves have been provided.

(I)         Campaign Contribution and Solicitation Prohibitions. For all State contracts as defined in C.G.S. sec. 9-612 having a value in a calendar year of $50,000 or more or a combination or series of such agreements or contracts having a value of $100,000 or more, the authorized signatory to this Agreement expressly acknowledges receipt of the State Elections Enforcement Commission’s notice advising state contractors of state campaign contribution and solicitation prohibitions, and will inform its principals of the contents of the notice. This notice is attached hereto as Exhibit C.

(J)         General Indemnification. In addition to the specific covenants in subsection (F) of this section 2.10 above, the Applicant shall and hereby agrees to indemnify, defend, and hold the State, and its agents, officials, and employees, harmless from and against any and all suits, damages, claims, causes of actions, demands, judgments, penalties, costs, expenses, attorneys’ fees, and any and all injuries to persons or property and all other matters arising out of or incurred in the performance by Applicant of the terms, conditions, and covenants of this Agreement or in connection with the operation of the Project.

(K)        Whistleblower Protection Law. If any officer, employee or appointing authority of the Applicant takes or threatens to take any personnel action against any employee of the Applicant in retaliation for such employee’s disclosure of information to any employee of the Department of Economic and Community Development, the Auditors of Public Accounts or the Attorney General under the provisions of Conn. Gen. Stat. sec. 4-61dd, the Applicant shall be liable for any civil penalty imposed of not more than five thousand dollars for each offense, up to a maximum of twenty per cent of the value of this Agreement. Each violation shall be a separate and distinct offense and in the case of a continuing violation each calendar day’s continuance of the violation shall be deemed to be a separate and distinct offense.

The Applicant shall post a notice in a conspicuous place which is readily available for viewing by employees informing employees of the provisions of Conn. Gen. Stat. sec. 4-61dd relating to large state contractors.

(L)       Prevailing Wages. In the event that the Agreement Date shall be after June 30, 2018, then the following shall apply in accordance with C.G.S.A. Section 31-53c: The wages paid on an hourly basis to any person performing the work of any mechanic, laborer or worker on the work herein contracted to be done and the amount of payment or contribution paid or payable on behalf of each such person to any employee welfare fund, as defined in subsection (i) of Section 31-53, shall be equal to the rate customary or prevailing for the same work in the same trade or occupation in the town in which construction, remodeling, refinishing, refurbishing, rehabilitation, alteration or repair project is being undertaken, Any contractor who is not obligated by agreement to make payment or contribution on behalf of such persons to any such employee welfare fund shall pay to each mechanic, laborer, or worker as part of such person’s wages the amount of payment or contribution for such person’s classification on each pay day. The foregoing prevailing wage requirements shall not apply and, therefore, shall not be required to be implemented by the Applicant and Section 31-53c shall not apply to the State’s funding of the Project should the Agreement Date be on or before June 30, 2018.

2.11       Other Debt. The Applicant will not, either directly or indirectly, except in the course of its ordinary business and in a manner which will not have a materially adverse impact on the Applicant’s ability to perform its obligations pursuant to this Agreement and the Project Documents, guarantee, endorse, become surety for, or otherwise be or become responsible for the obligations of any other person, whether by agreement to purchase the indebtedness of any other person, or agreement for the furnishing of funds to any other person, directly or indirectly, through the purchase of goods, supplies, (or by way of stock purchase, capital contribution, advance or loan) or for the purpose of paying or discharging the indebtedness of any other person or otherwise, except for the endorsement by the Applicant of negotiable instruments for collection in the ordinary course of business without the written consent of the Commissioner.

2.12       Conflict of Interest. The Applicant will adopt and enforce measures appropriate to assure that no member of the Applicant’s governing bodies and none of its officers or employees shall have or acquire voluntarily an interest in any agreement or proposed agreement in connection with carrying out of the Project..

2.13       Notification of Instance of Default by Applicant. The Applicant shall notify the Commissioner promptly of the occurrence of any default hereunder or under any of the other Project Documents, or any other document, instrument or agreement to which the Applicant or its properties are subject and of the actions it intends to take in order to cure such default in a timely manner.

2.14       Business Continuation and Transfer of Control.

(A)       Except as provided below, the Applicant shall not, either voluntarily or involuntarily, without the prior written consent of the Commissioner, which consent shall not be unreasonably withheld, (i) discontinue its business, (ii) be dissolved or otherwise suffer or permit any termination of its status as a legal entity as described in section 2.1 above, (iii) transfer, sell or assign all or a material portion of its assets, (iv) enter into any merger or consolidation with another entity in which the Applicant is not the surviving entity; or (v) enter into any merger or consolidation with another entity in which the current shareholders of the Applicant do not own a majority interest of the surviving entity (each of (iii), (iv) and (v) shall constitute a “Transfer” hereunder). The consent of the Commissioner to a proposed Transfer shall be granted if, the Commissioner determines, in her reasonable discretion, that the proposed Transfer will not materially impair the prospects of Applicant’s compliance or its successor’s compliance with the terms and intent of this Agreement and the other Project Documents, including the job creation and retention obligations hereunder, and the obligations of the Applicant have been assumed by the successor or surviving entity to the State’s satisfaction pursuant to the terms of an assignment and assumption agreement executed by the parties and in form and substance satisfactory to the State.

(B)       Without the Commissioner’s prior written consent, the Applicant shall not permit the transfer of any shares of its capital stock or issue additional shares of capital stock. Notwithstanding the foregoing to the contrary, the Applicant (or its shareholders, members or partners, as applicable) may transfer, redeem, retire, issue stock options and warrants or purchase shares of capital stock of the Applicant without the prior written consent of the Commissioner provided such transfer, redemption, retirement, issuance, or purchase will not result in the transfer of greater than fifty percent (50%) of the outstanding shares of capital stock of the Applicant. As used herein, “capital stock” shall mean and include any ownership interest, including any limited liability company membership interest or any partnership interest.

2.15       Representations in Other Documents. All statements contained in any certificate, financial statement, legal opinion or other instrument delivered by or on behalf of the Applicant or any guarantor pursuant to or in connection with this Agreement shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made at and as of the date of this Agreement.. All representations and warranties made under this Agreement shall survive the execution and delivery hereof and shall not be deemed to have been waived by any investigation made or not made by the State. The Project Documents to which the Applicant is a party, when delivered, will be legal, valid, and binding obligations of the Applicant, enforceable against it in accordance with their respective terms.

2.16       Security. The Applicant agrees to provide to the State, as security for the Applicant’s obligations of repayment of the funding, a first position mortgage on the real estate known as 1700- 18000 Asylum A venue, West Hartford, CT ( the “Property “) upon acquisition of said Property ( known herein as the “Mortgage”), under terms and conditions stated infra Until such time as the Applicant acquires the Property the Applicant shall provide to the State a Letter of Credit, in the amount of $12,500,000.00 in form and substance satisfactory to the State, from a U. S. Bank, as security for the Applicant’s obligations of repayment in respect of the Funding. At such time that the Applicant shall acquire the Property. Applicant shall provide to the State a first position mortgage (the “Mortgage”) (hereinafter the “Collateral”) which shall replace the aforesaid Letter of Credit, provided that the value of the then “as is” Property shall have a value of at least $20,000.000.00. Upon the fulfillment of all obligations contained herein or in any of the Project Documents or upon the termination of the time period as required pursuant to section 2.10(G) whichever occurs last, and provided that no default has occurred or is continuing under the terms of this Agreement, any and all security interests provided to the State with respect to the Funding will be released.

2.17       Job Creation and Retention: Job Audit; Penalty; Forgiveness Credit.

(A)       The Applicant will create and retain one hundred seventy six (176) full-time employment positions with combined annual average W-2 compensation of $105,000.00 in Connecticut on or before December 31, 2021 (the “First Target Date”, and shall maintain such positions for twenty four (24) months thereafter (the “First Employment Obligation”). A full-time employment position is defined as a position that is paid for a minimum of thirty five (35) hours per week. The twenty-four (24) consecutive month period ending on or before the Target Date that yields the highest annual average positions will be used to determine compliance with the First Employment Obligation, provided that no portion of said twenty-four (24) consecutive months may begin before the Agreement Date. The Applicant will create an additional one hundred fifty four (154) full-time employment positions with combined annual average W-2 compensation of $105,000.00 in Connecticut on or before December 31, 2022 (the “Second Target Date”, and shall maintain 330 such positions for twenty-four (24) consecutive months thereafter (the “Second Employment Obligation”) A full-time employment position is defined as a position that is paid for a minimum of thirty five (35) hours per week. The twenty-four (24) consecutive month period ending on or before the Target Date that yields the highest annual average positions will be used to determine compliance with the First Employment Obligation, provided that no portion of said twenty-four (24) consecutive months may begin before the Agreement Date.

(B)          No later than sixty (60) days following each of the two (2) twenty-four-month periods referenced in subsection (A) above, the Applicant shall furnish to the Commissioner a job audit, performed by a certified public accountant (“CPA”) in accordance with the DECD Audit Guide located at http://www.ct.gov/ecd/cwp/view.asp?a=l096&q=249676 (the “Job Audit”). If the Applicant has met either of its Employment Obligations earlier than required, it may make a written request for the Commissioner’s consent to have its Job Audits performed as of such earlier date, which consent shall not be unreasonably withheld. In such event, the Commissioner shall determine the due date of the Job Audit referred to herein.

(C)          If, as a result of the second Job Audit, the Commissioner determines that the Applicant has failed to meet its Second Employment Obligation of 330 full time positions, the Applicant shall immediately repay a penalty of $30,303.00 per each full-time employment position below the Second Employment Obligation. The amount repaid will be applied first to any outstanding fees, penalties or interest due, and then against the outstanding balance of the Funding. The Commissioner’s determination that a job penalty shall be imposed and the amount of the penalty shall be final.

(D)         The Applicant may be eligible for a credit to be applied against the outstanding principal balance of the Loan (the “Forgiveness Credit”) in accordance with the following:

(i)       If as a result of the first Job Audit, the Commissioner determines that the Applicant has met its First Employment Obligation and that the employment positions created and retained are at an average annual salary of not less than $99,750.00 (the “Threshold Salary”) (i.e. 95% or more of the “Baseline Salary” of $105,000.00 the Applicant may receive a credit in the amount of Five Million and 00/100 Dollars ($5,000,000.00) (the “First Forgiveness Credit”)which will be applied against the then outstanding principal balance of the Loan. Upon application of the First Forgiveness Credit, the Commissioner shall recalculate the monthly payments of principal and interest under the Note such that such monthly payments shall amortize the then remaining principal balance over the remaining term of the Note.

(ii)       If as a result of the second Job Audit, the Commissioner determines that the Applicant has met its Second Employment Obligation and that the employment positions created and retained are at an average annual salary of not less than $99,750.00 (the “Threshold Salary”) (i.e. 95% or more of the “Baseline Salary” of $105,000.00 the Applicant may receive an additional credit in the amount of Five Million and 00/100 Dollars ($5,000,000.00) (the “Second Forgiveness Credit”) which will be applied against the then outstanding principal balance of the Loan. Upon application of the Second Forgiveness Credit, the Commissioner shall recalculate the monthly payments of principal and interest under the Note such that such monthly payments shall amortize the then remaining principal balance over the remaining term of the Note.

(iii)       Notwithstanding the foregoing, if, a result of the Job Audits conducted in accordance with this Section 2.17, the Commissioner determines that the Applicant has met its First Employment Obligation and/ or Second Employment Obligation but that the average annual salary of full-time employees created and retained in less than $99,750.00, any Forgiveness Credit for which the Applicant would otherwise be eligible to receive pursuant to Section 2.17(D)(i) and (ii) above shall be reduced by a number equal to the result of the following formula: (the difference between the Baseline Salary and the actual average annual salary of new full-time employees) divided by the Baseline Salary, and multiplied by the Forgiveness Credit the Applicant is otherwise eligible to receive. For Example, if the Applicant met its First Employment Obligation of 176 jobs created and retained for a period of twenty-four (24) consecutive months and, based on the first Job Audit, it is determined that the Applicant had an actual annual salary of $90,000.00 per eligible employee, then the following would be the calculation for the reduction in the First Forgiveness Credit: ($105,000.00-$90,000.00)/$105,000.00 multiplied by $5,000,000.00 = $714,285.71. Therefore, the actual adjusted First Forgiveness Credit would be $4,285,714,29 (i.e. $5,000,000.00 less $714,285.71). Similar adjustments shall be made with respect to the Second forgiveness Credit.

The First Forgiveness Credit and the Second Forgiveness Credit shall hereinafter be referred to as the Forgiveness Credit.

ARTICLE 3- PROJECT ADMINISTRATION

3.1         Records.

(A)       Generally. The Applicant shall maintain records in a complete, businesslike manner, including full, accurate and current minutes and records of the Project in a form satisfactory to the Commissioner. The Applicant will furnish to the Commissioner or his/her designee, at such times as the Commissioner shall reasonably determine, any document, data, and information relating to the Project in possession of the Applicant which is requested by the Commissioner. The Commissioner, or his/her designee, shall, for the purpose of determining the proper disposition of the Funding, have the right upon providing reasonable advance notice and at a time mutually convenient to the parties during normal business hours to inspect the minutes, records, books, files, documents, payrolls, employment contracts and conditions, contracts, and any other papers or electronic records of the Applicant which are related to the Loan, or to make inspection of any physical location of the Applicant. The Applicant shall aid and cooperate with any such inspection.

(B)       Connecticut Department of Labor (“DOL”) Employment Data. The Applicant agrees that the State, acting through the Department of Economic and Community Development (“DECD”) may obtain directly from the DOL and disclose, as part of its reporting requirements to the Connecticut State Legislature and Auditors of Public Accounts, information pertaining to Applicant’s employment levels. The Applicant shall execute such consents as the Commissioner and/or DOL may require authorizing the Commissioner to obtain the Applicant’s employment records directly from DOL, provided Applicant shall not be required to disclose individuals identifiable information (“III”) regarding any employee or person. The Applicant acknowledges and agrees that the information so obtained and disclosed may include employer name, address, and number of employees, by facility location, for the purpose of fulfilling DECD’s reporting requirements in accordance with section 32-1m of the Connecticut General Statutes, as may be amended or modified, provided that such information shall not include any III. Further, the Applicant agrees that this employment information may be utilized for purposes of performing employment audits and research-related activities conducted by DECD.

The Applicant also agrees that it will complete any form provided by DECD that is needed to assist in the completion of DECD’s annual consolidated report to the General Assembly as required under section 32-1m of the Connecticut General Statutes, as maybe amended or modified, if applicable.

3.2       Payment to Applicant. In order to permit the State to make payment to the Applicant with respect of the Funding, the Applicant agrees as follows:

(A)       Office of the State Comptroller Electronic Fund Transfer Automated Clearing House (“ACH”)(EFT) Program. Upon the execution of this Agreement, the Applicant shall provide current, verifiable bank account information for accounts with Applicant’s bank to the Office of the State Comptroller (“OSC”) by submitting a completed Electronic Funds Transfer ACH (EFT) Election Form, available at http://www.osc.ct.gov/apd/eftprogram/ index.html, and such additional information as the OSC may require.

(B)       Requisition Form. In order to bring about the transfer of moneys to the account designated under subsection (A) above (the “Account”), the Applicant shall requisition funds on forms provided by the Commissioner and in the manner prescribed by this Agreement. Payment to the Applicant will be made based upon said requisition forms.

(C)       Pre-agreement Costs. Unless authorized by the Commissioner in writing, no costs incurred prior to May 18, 2018 are eligible for payment from the Funding.

3.3       Insurance. Applicant shall maintain all required insurance in amounts, form, substance and quality acceptable to the State, as described more fully in Exhibit B, attached hereto and made a part hereof. A certificate evidencing such insurance shall be delivered to the Commissioner at the time of execution of this Agreement, and annually thereafter for the duration of the Agreement.

3.4       Personal Service Contracts. All Project cost items of personal service, except those to be performed by volunteers and those to be performed by employees of the Applicant who will not receive extra compensation for such service, shall be performed pursuant to a written contract, and the Applicant shall, upon request, provide the Commissioner with copies of all such contracts.

3.5       Inspections. The Commissioner shall from time to time, in his/her discretion, during regular business hours, have the right of making an inspection of the Collateral, and the Applicant shall assist the Commissioner in said inspection and shall make available such books and other records as the Commissioner may reasonably request.

3.6       Audit. Each Applicant subject to a federal and/or state single audit must have an audit of its accounts performed annually. The audit shall be in accordance with the DECD Audit Guide, located at http://www.ct.gov/ecd/cwp/view.asp?a=1096&q=249676, and the requirements established by federal law and state statute. All Applicants not subject to a federal and/or state single audit shall be subject to a Project-specific audit of its accounts within ninety (90) days of the completion of the Project or at such times as required by the Commissioner. Such audit shall be in accordance with the DECD Audit Guide. An independent public accountant as defined by generally accepted government auditing standards (GAGAS) shall conduct the audits. At the discretion and with the approval of the Commissioner, examiners from the Department of Economic and Community Development may conduct Project-specific audits.

3.7       Repayment to State. (a) Any unspent Funding shall become immediately due and payable by the Applicant to the State within ninety (90) days of the end date of the most recently approved Project Financing Plan and Budget. (b) In the event that an audit referred to in section 3.6 above demonstrates that the actual expenditures made by the Applicant in connection with the Project are less than the maximum allowable amounts for disbursement by the State, as set forth in section 1.1 above, any such excess disbursement made by the State in respect of the Funding shall become immediately due and payable by the Applicant to the State.

3.8       Yearly Reports. The Applicant shall furnish to the State within ninety (90) days after filing with the Securities and Exchange Commission, a copy of its annual Report on Form 10-K, including the financial statements contained therein

     ARTICLE 4- DEFAULT

4.1       Instances of Default. The occurrence of any of the following events shall constitute a default under this Agreement (an “Instance of Default”):

(A)       Breach of Agreement. If the Applicant fails to perform any material act, duty, obligation or other agreement contained herein or in any other Project Document or fails to forebear from any unpermitted act, or if the Applicant abandons or terminates the Project or takes such steps that such an abandonment or termination is imminent.

(B)       Misrepresentation. If any representation or warranty made by the Applicant or caused to be made for the Applicant in any of the Project Documents prove at any time to be incorrect in any material respect.

(C)       Unpaid Judgments. If a judgment or judgments for the payment of money shall be rendered against Applicant and the amount of such judgment causes or is likely to cause Applicant to default under any of its obligations hereunder or jeopardize the Project and such judgment shall remain unpaid, unstayed on appeal, unbonded, undischarged or undismissed for a period of ninety (90) consecutive days.

(D)       Receivership or Bankruptcy. If the Applicant shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (ii) be unable or admit in writing its inability to pay its debts as they mature; (iii) file or permit the filing of any petition or reorganization or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or make an assignment for the benefit of creditors or consent to any form of arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (iv) any action shall be taken by Applicant for the purpose of effecting any of the foregoing.

(E)       Change in Business Structure. If the Applicant shall discontinue its business, dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated with and into any corporation or other business entity without the written consent of the Commissioner in violation of section 2.14 hereinabove.

(F)       Condemnation or Seizure. If any Federal, state or local governmental instrumentality, body or agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the properties or assets of Applicant.

(G)       Lack of Adequate Security. If the State, at anytime and in good faith, deems itself to be insecure. For the purposes of this Agreement, the State shall be entitled to deem itself insecure when some event occurs, fails to occur or some objective condition exists, which significantly impairs the value of the Collateral to the State, . Also included is the actual material waste, removal, or demolition of any significant part of the Property, which activity falls outside the plans or purposes of the Project.

(H)       Cancellation of Insurance. Failure of the Applicant to keep in force all insurance required by this Agreement.

(I)       Job Creation. Failure of the Applicant to meet its Employment Obligation and to pay the penalties referred to in Section 2.17 (C) supra ..

(J)       Failure to Pay Debts. Failure of the Applicant or guarantor, if any, to pay its debts as such debts become due if such failure could reasonably be anticipated to have a material adverse effect on the operations of the Applicant or on the Applicant’s ability to perform its obligations hereunder or under the other Project Documents. Failure to pay when due and payable the principal of or interest on or any other material amount owed with respect to any indebtedness for borrowed money upon which either the Applicant or guarantor, if any, is obligated to make payment, or the maturity of any such indebtedness shall have been accelerated in accordance with the provisions of any agreement or instrument providing for the creation of or concerning such indebtedness, or any event shall have occurred and be continuing after any applicable cure period which would permit any holder or holders of such indebtedness, any trustee or agency acting on behalf of such holder or holders or any other person so to accelerate such maturity if such failure could reasonably be anticipated to have a material adverse effect on the operations of the Applicant or on the Applicant’s ability to perform its obligations hereunder or under the other Project Documents.

(K)       Violation of Terms in Other Project Documents. The occurrence of a default or violation under any of the Project Documents.

4.2       Events in Instances of Default.

(A)       Notice of Default. If the Applicant defaults or shall commit or allow any breach of the Applicant’s covenants, agreements and other obligations under this Agreement, material or otherwise, including, without limitation, an Instance of Default hereunder, the Commissioner shall notify the Applicant of the default in writing (“Notice of Default”).

(B)       Opportunity to Cure. , The Commissioner shall provide the Applicant thirty (30) days after the Notice of Default, or such longer period of time as the Commissioner may determine and set forth in writing, to cure or remedy the default or breach. Said cure or remedy will not be effective unless accepted, in writing, by the Commissioner.

(C)       Remedies. Upon the occurrence of an Instance of Default, and Applicant has failed to Cure such default as provided herein, the State, acting by the Commissioner, shall have, to the full extent permitted by law, each and all of the following remedies in addition to those provided for in other portions of this Agreement:

(1)	To suspend all further payments by the State to the Applicant until such default is cured to the satisfaction of the Commissioner;

(2)	To proceed to enforce the performance or observance of any obligations, agreements, or covenants of the Applicant or guarantor, if any, in this Agreement or the Project Documents;

(3)	To declare the entire amount of the Funding to be immediately due and payable and to bring any and all actions at law or in equity as may be necessary to enforce said obligation of repayment. In such Instances of Default, the Applicant hereby agrees to repay immediately the entire unpaid principal amount of the Loan received (including any Forgiveness Credit provided hereunder) with any accrued and unpaid interest, and the entire amount of the Grant and liquidated damages equal to five percent (5%) of the total amount of the Funding received. However, in the event that the Applicant is in default under the terms of section 2.10(G) hereinabove, such liquidated damages shall be equal to seven and one-half percent (7-1/2%) of the total amount of the Funding received;

(4)	The right to a writ of mandamus, injunction or similar relief against the Applicant or any or all of the members of the Applicant’s governing body, or against the officers, agents or representatives of the Applicant, as may be appropriate, because of such default or breach;

(5)	The right to maintain any and all actions at law or suits in equity, including receivership or other proper proceedings, to cure or remedy any defaults or breaches of covenants under this Agreement;

(6)	The State may collect a “late charge” not to exceed an amount equal to five percent (5%) of any installment payment due under the Loan which is not paid within fifteen (15) days of the date on which said payment is due. Late charges shall be separately charged to and collected from the Applicant and shall be due upon demand by the State;

(7)	The State may collect costs associated with collection efforts as outlined in section 2.9 of this Agreement.

     ARTICLE 5 - MISCELLANEOUS PROVISIONS

5.1       Non-waiver. If the State does not exercise, or delays in exercising, or exercises in part any of the State’s rights and remedies set forth in this Agreement for the curing or remedying of any default or breach of covenant or condition, or any other right or remedy, in no event shall such non-exercise, delay or partial exercise be construed as a waiver of full action by the State or a waiver of any subsequent default or breach of covenant or condition. Nothing in this Agreement may be construed as a waiver or limitation by the Commissioner of the State’s sovereign immunity.

5.2       Severance. If any court determines any provision or provisions of this Agreement to be invalid, the remainder of this Agreement shall not be thereby affected.

5.3       Agreement Date. This Agreement shall become effective as of the date the Commissioner or his/her designee affixes his signature hereto (the “Agreement Date”).

5.4       Originals. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

5.5       Multiple Applicants. If there is more than one Applicant, the obligations hereunder and under the Project Documents, shall be joint and several.

5.6       Notices. Any notice to the Applicant pursuant hereto or pursuant to any of the Project Documents may be served in person or by overnight delivery or United States priority express mail. Any such requirement shall be deemed met by any written notice personally served at the principal place of business of the Applicant, or at such other address as the Applicant shall notify the Commissioner, or mailed by depositing it in any post office station or letter box enclosed in a postage-paid envelope addressed to the Applicant at 55 Broadway, 19th Floor, New York, New York 10006 or at such other address as provided above. Any notice to the State, Department, or Commissioner shall be addressed to the Commissioner at 450 Columbus Boulevard, Suite 5, Hartford, Connecticut 06103. Any notice served upon the State, Department, or Commissioner under this Agreement or any other Project Document shall be effective only upon receipt by the Commissioner.

5.7       Waivers by Applicant. The Applicant does hereby waive demand, presentment for payment, protest, notice of protest and notice of non-payment of this Agreement and do hereby consent to renewals or extensions of the time of payment hereof and agree that any such renewals or extensions may be made w and further consent to the release of any part or parts or all of the security for the payment hereof , all without affecting the liability of the persons, firms or corporations liable for the payment of this Agreement.

5.8       Gender, Number and Captions. The use of a personal pronoun shall refer to all persons regardless of the proper grammatical term; the singular includes the plural; and, captions for sections are included only for reference and do not modify or effect the terms, conditions and provisions of any document, agreement or instrument.

5.9       Modification. This Agreement may not be modified or amended in any manner except in a written agreement executed by all of the parties hereto. In the event that the Applicant seeks modification in the form of a consent or a subordination to financing required by the Applicant in its normal course of business, the Applicant shall request such modification in writing to the Commissioner not less than thirty (30) days prior to the date such modification is required. The Applicant shall promptly reimburse the State for expenses, including reasonable attorneys’ fees, incurred in negotiating and entering into such modification.

5.10       Provision of Other Documents. Upon the request of the Commissioner, the Applicant shall execute and deliver or cause to be executed and delivered such further documents and instruments and do such further acts and things as the Commissioner may reasonably request in order to effectuate more fully the purposes of this Project, to secure more fully the payment of the Funding in accordance with its terms, and to vest more completely in and assure to the Commissioner its rights under the Project Documents. Without limiting the generality of the foregoing, the Applicant will join with the Commissioner in executing such financing statements, agreements, notices or other documents or instruments as the Commissioner shall deem necessary or desirable to create, preserve, protect, maintain or enforce its rights and interests in and its liens on the property of the Applicant. The Applicant shall pay the cost of filing and recording, or refiling and re-recording, such documents and instruments in all public offices in which such filing or recording, or refiling or re-recording, is deemed by the Commissioner to be necessary or desirable.

5.11       Assignment. This Agreement and any of the documents related hereto and the rights, duties, or obligations thereunder may not be assigned by the Applicant without the written consent of the Commissioner, which consent shall not be unreasonably withheld.. Any assignment made without the written consent of the Commissioner shall be void and of no force or effect.

5.12       Survival of Representations, Warranties and Covenants. For the purposes of this Agreement, the term “Applicant” shall mean and include any successor or assigns of Applicant including any representative of Applicant under the provisions of any state or Federal law governing bankruptcy, insolvency, receivership or reorganization. All representations, warranties, and covenants made by the Applicant in this Agreement or in any of the other Project Documents or in any certificate or instruments delivered to the State in connection with the Funding shall be considered to have been relied upon by the Commissioner and shall survive until the expiration of the term of this Agreement in accordance with section 5.19(A) hereof. This Agreement and the other Project Documents shall be binding upon and inure to the benefit of the successors and assigns of each of the parties; provided, however, that nothing in this provision shall imply that the Applicant has the right or authority to assign its rights, duties or obligations hereunder or under any of the Project Documents without the written consent of the Commissioner.

5.13       Governing Documents. In the event of any conflict between this Agreement and any of the Project Documents, this Agreement shall be controlling.

5.14       Third Parties. This Agreement is between the State and the Applicant only and shall not be relied upon by any third party.

5.15       Governing Laws. The laws of the State of Connecticut shall govern this Agreement and the Project Documents.

5.16       Jurisdiction. The Applicant agrees that the execution of this Agreement and the other Project Documents, and the performance of its obligations hereunder and thereunder, shall be deemed to have a Connecticut situs, and the Applicant shall be subject to the personal jurisdiction of the courts of the State of Connecticut with respect to any action the Commissioner, his/her successors or assigns may commence hereunder or thereunder. Accordingly, the Applicant hereby specifically and irrevocably consents to the jurisdiction of the courts of the State of Connecticut with respect to all matters concerning this Agreement or any of the other Project Documents or the enforcement thereof in any action initiated by the Commissioner or which the Commissioner voluntarily joins as a party.

5.17       Commercial Transaction and Waiver. THE APPLICANT AGREES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION AND WAIVES ANY RIGHT TO NOTICE, PRIOR HEARING, AND ANY OTHER RIGHTS IT MAY HAVE UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS MAY BE AMENDED, OR OTHER APPLICABLE LAW WITH RESPECT TO ANY REMEDY WHICH THE STATE MAY DESIRE TO USE, AND THE COMMISSIONER MAY INVOKE ANY PREJUDGMENT REMEDY AVAILABLE TO HIM, INCLUDING, BUT NOT LIMITED TO, GARNISHMENT, ATTACHMENT, FOREIGN ATTACHMENT AND REPLEVIN, WITH RESPECT TO ANY TANGIBLE OR INTANGIBLE PROPERTY (WHETHER REAL OR PERSONAL) OF THE APPLICANT TO ENFORCE THE PROVISIONS OF THE PROJECT DOCUMENTS, WITHOUT GIVING THE APPLICANT ANY NOTICE OR OPPORTUNITY FOR A HEARING.

5.18       Jury Trial Waiver. THE APPLICANT HEREBY WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING OR ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART AND/OR THE ENFORCEMENT OF ANY OF ITS RIGHTS AND REMEDIES. THE APPLICANT ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEY.

5.19       Expiration or Termination of Agreement.

(A)       The term of this Agreement shall expire upon the later to occur of the following events: (i) the expiration of the Non-Relocation Period; or (ii) repayment in full of the Loan in accordance with the terms hereof and in all other Project Documents.]

(B)       Notwithstanding subsection (A) above, the Applicant may terminate this Agreement prior to the expiration of the Non-Relocation Period so long as it makes full repayment of the Funding, including any Forgiveness Credit provided hereunder, less payments of principal paid in respect of the Loan, plus liquidated damages equal to seven and one-half percent (7.5%) of the total amount of the Funding received, plus all costs and expenses related thereto.

(C)       Notwithstanding any such expiration or termination of this Agreement, all indemnity rights set forth in Section 2.10(J) and elsewhere in this Agreement or in any of the other Project Documents shall survive such expiration or termination

ARTICLE 6- SPECIAL CONDITIONS: NONE

IN WITNESS WHEREOF, the parties hereto make and enter into this Agreement.

SEVEN STARS CLOUD GROUP, INC.

By:	/s/ Robert Benya
Name: Robert Benya
Title: President
Duly Authorized

Dated:	June 27th 2018

STATE OF CONNECTICUT
DEPARTMENT OF ECONOMIC
AND COMMUNITY DEVELOPMENT

By:	/s/ Catherine H. Smith
Catherine H. Smith
Commissioner
Duly Authorized

Dated:	6.29.18

EXHIBIT A

[Applicant’s Writings]

NONE

EXHIBIT B

INSURANCE REQUIREMENTS FOR NON-PROFIT AND FOR PROFIT ENTITIES

(A) Applicant shall procure and maintain for the duration of the Agreement the following types of insurance, in amounts no less than the stated limits, against claims for injuries to persons or damages to property which may arise from or in connection with the performance of the work hereunder; provided however, that if this project is (i) financial assistance of less than $100,000, (ii) a planning grant, or (iii) a predevelopment loan, only items 1 and 2 as set forth herein shall apply:

1)	Commercial General Liability: $1,000,000 combined single limit per occurrence for bodily injury, personal injury and property damage. Coverage shall include Premises and Operation, Independent Contractors, Product and Completed Operations and Contractual Liability. If a general aggregate is used, the general aggregate limit shall apply separately to this Agreement or the general aggregate limit shall be twice the occurrence limit.

2)	Workers’ Compensation and Employer’s Liability: Statutory coverage in compliance with compensation laws of the State of Connecticut. Coverage shall include Employer’s Liability with a minimum limit of $100,000 each accident, and $500,000 Disease - Policy limit, $100,000 each employee.

3)	Automobile Liability: $1,000,000 combined single limit per accident for bodily injury. Coverage extends to owned, hired and non-owned automobiles. If the vendor/contractor does not own an automobile, but one is used in the execution of the contract, then only hired and non-owned coverage is required. If a vehicle is not used in the execution of the contract then automobile coverage is not required.

4)	Directors and Officers Liability: $1,000,000 per occurrence limit of liability; provided, however, that Directors and Officers Liability insurance shall not be required for limited liability corporations or limited partnerships.

5)	Comprehensive Crime Insurance: $100,000 limit for each of the following coverages: Employee Dishonesty (Form 0), Forgery/Alteration (Form B), and Money and Securities coverage for Theft, Burglary, Robbery, Disappearance and Destruction.

6)	Builders Risk: (Construction Phase) With respect to any work involving the construction of real property during the construction project, if DECD is taking a collateral position in the property, the Applicant shall maintain Builder’s Risk insurance providing coverage for the entire work at the project site. Coverage shall be on a Completed Value form basis in an amount equal to the projected value of the project. Applicant agrees to endorse the State of Connecticut as a Loss Payee.

MAA Boilerplate AA – rev 2-02-2016

7)	Property Insurance: (Post Construction) If DECD is taking a collateral position in the property, the Applicant shall maintain insurance covering all risks of direct physical loss, damage or destruction to real and personal property and improvements and betterments (including flood insurance if property is within a duly designated Flood Hazard Area as shown on Flood Insurance Rate Maps (FIRM) set forth by the Federal Emergency Management Agency (FEMA)) at 100% of Replacement Value for such real and personal property, improvements and betterments or the maximum amount available under the National Flood Insurance Program. The State of Connecticut shall be listed as a Loss Payee.

(B)	Additional Insurance Provisions

1)	The State of Connecticut Department of Economic and Community Development, its officials and employees shall be named as an Additional Insured on the Commercial General Liability policy. Additional Insured status is not required for items (A)2 through (A)7 above.

2)	Described insurance shall be primary coverage and Applicant and Applicant’s insurer shall have no right of subrogation recovery or subrogation against the State of Connecticut.

3)	Applicant shall assume any and all deductibles in the described insurance policies.

4)	Without limiting Applicant’s obligation to procure and maintain insurance for the duration identified in (A) above, each insurance policy shall not be suspended, voided, cancelled or reduced except after thirty (30) days prior written notice by certified mail has been given to the State of Connecticut, with the exception that a ten (10) day prior written notice by certified mail for non-payment of premium is acceptable.

5)	Each policy shall be issued by an Insurance Company licensed to do business by Connecticut Department of Insurance and having a Best Rating of A-, VII, or equivalent or as otherwise approved by DECD.

MAA Boilerplate AA – rev 2-02-2016

Exhibit C

NOTICE TO EXECUTIVE BRANCH STATE CONTRACTORS AND PROSPECTIVE STATE

CONTRACTORS OF CAMPAIGN CONTRIBUTION AND SOLICITATION BAN

This notice is provided under the authority of Connecticut General Statutes 9-612(g)(2), as amended by P.A. 10-1, and is for the purpose of informing state contractors and prospective state contractors of the following law (italicized words are defined below):

Campaign Contribution and Solicitation Ban

No state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall make a contribution to (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee (which includes town committees).

In addition, no holder or principal of a holder of a valid prequalification certificate, shall make a contribution to (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of State senator or State representative, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.

On and after January 1, 2011, no state contractor, prospective state contractor, principal of a state contractor or principal of a prospective state contractor, with regard to a state contract or state contract solicitation with or from a state agency in the executive branch or a quasi-public agency or a holder, or principal of a holder of a valid prequalification certificate, shall knowingly solicit contributions from the state contractor’s or prospective state contractor’s employees or from a subcontractor or principals of the subcontractor on behalf of (i) an exploratory committee or candidate committee established by a candidate for nomination or election to the office of Governor, Lieutenant Governor, Attorney General, State Comptroller, Secretary of the State or State Treasurer, (ii) a political committee authorized to make contributions or expenditures to or for the benefit of such candidates, or (iii) a party committee.

Duty to Inform

State contractors and prospective state contractors are required to inform their principals of the above prohibitions, as applicable, and the possible penalties and other consequences of any violation thereof.

Penalties for Violations

Contributions or solicitations of contributions made in violation of the above prohibitions may result in the following civil and criminal penalties:

Civil penalties—$2000 or twice the amount of the prohibited contribution, whichever is greater, against a principal or a contractor. Any state contractor or prospective state contractor which fails to make reasonable efforts to comply with the provisions requiring notice to its principals of these prohibitions and the possible consequences of their violations may also be subject to civil penalties of $2000 or twice the amount of the prohibited contributions made by their principals.

Criminal penalties-Any knowing and willful violation of the prohibition is a Class D felony, which may subject the violator to imprisonment of not more than 5 years, or $5000 in fines, or both.

MAA Boilerplate AA – rev 2-02-2016

Contract Consequences

In the case of a state contractor, contributions made or solicited in violation of the above prohibitions may result in the contract being voided.

In the case of a prospective state contractor, contributions made or solicited in violation of the above prohibitions shall result in the contract described in the state contract solicitation not being awarded to the prospective state contractor, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

The State shall not award any other state contract to anyone found in violation of the above prohibitions for a period of one year after the election for which such contribution is made or solicited, unless the State Elections Enforcement Commission determines that mitigating circumstances exist concerning such violation.

Additional information may be found on the website of the State Elections Enforcement Commission, www.ct.gov/seec. Click on the link to “Lobbyist/Contractor Limitations.”

Definitions:

“State contractor” means a person, business entity or nonprofit organization that enters into a state contract. Such person, business entity or nonprofit organization shall be deemed to be a state contractor until December thirty-first of the year in which such contract terminates. “State contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.

“Prospective state contractor” means a person, business entity or nonprofit organization that (i) submits a response to a state contract solicitation by the state, a state agency or a quasi-public agency, or a proposal in response to a request for proposals by the state, a state agency or a quasi-public agency, until the contract has been entered into, or (ii) holds a valid prequalification certificate issued by the Commissioner of Administrative Services under section 4a-100. “Prospective state contractor” does not include a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.

“Principal of a state contractor or prospective state contractor” means (i) any individual who is a member of the board of directors of, or has an ownership interest of five per cent or more in, a state contractor or prospective state contractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (ii) an individual who is employed by a state contractor or prospective state contractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a state contractor or prospective state contractor, which is not a business entity, or if a state contractor or prospective state contractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any state contractor or prospective state contractor who has managerial or discretionary responsibilities with respect to a state contract, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subsection, or (vi) a political committee established or controlled by an individual described in this subsection or the business entity or nonprofit organization that is the state contractor or prospective state contractor.

“State contract” means an agreement or contract with the state or any state agency or any quasi-public agency, let through a procurement process or otherwise, having a value of fifty thousand dollars or more, or a combination or series of such agreements or contracts having a value of one hundred thousand dollars or more in a calendar year, for (i) the rendition of services, (ii) the furnishing of any goods, material, supplies, equipment or any items of any kind, (iii) the construction, alteration or repair of any public building or public work, (iv) the acquisition, sale or lease of any land or building, (v) a licensing arrangement, or (vi) a grant, loan or loan guarantee. “State contract” does not include any agreement or contract with the state, any state agency or any quasi-public agency that is exclusively federally funded, an education loan or a loan to an individual for other than commercial purposes or any agreement or contract between the state or any state agency and the United States Department of the Navy or the United States Department of Defense.

MAA Boilerplate AA – rev 2-02-2016

“State contract solicitation” means a request by a state agency or quasi-public agency, in whatever form issued, including, but not limited to, an invitation to bid, request for proposals, request for information or request for quotes, inviting bids, quotes or other types of submittals, through a competitive procurement process or another process authorized by law waiving competitive procurement.

“Managerial or discretionary responsibilities with respect to a state contract” means having direct, extensive and substantive responsibilities with respect to the negotiation of the state contract and not peripheral, clerical or ministerial responsibilities.

“Dependent child” means a child residing in an individual’s household who may legally be claimed as a dependent on the federal income tax of such individual.

“Solicit” means (A) requesting that a contribution be made, (B) participating in any fund-raising activities for a candidate committee, exploratory committee, political committee or party committee, including, but not limited to, forwarding tickets to potential contributors, receiving contributions for transmission to any such committee or bundling contributions, (C) serving as chairperson, treasurer or deputy treasurer of any such committee, or (D) establishing a political committee for the sole purpose of soliciting or receiving contributions for any committee. Solicit does not include: (i) making a contribution that is otherwise permitted by Chapter 155 of the Connecticut General Statutes; (ii) informing any person of a position taken by a candidate for public office or a public official, (iii) notifying the person of any activities of, or contact information for, any candidate for public office; or (iv) serving as a member in any party committee or as an officer of such committee that is not otherwise prohibited in this section.

“Subcontractor” means any person, business entity or nonprofit organization that contracts to perform part or all of the obligations of a state contractor’s state contract. Such person, business entity or nonprofit organization shall be deemed to be a subcontractor until December thirty first of the year in which the subcontract terminates. “Subcontractor” does not include (i) a municipality or any other political subdivision of the state, including any entities or associations duly created by the municipality or political subdivision exclusively amongst themselves to further any purpose authorized by statute or charter, or (ii) an employee in the executive or legislative branch of state government or a quasi-public agency, whether in the classified or unclassified service and full or part-time, and only in such person’s capacity as a state or quasi-public agency employee.

“Principal of a subcontractor” means (i) any individual who is a member of the board of directors of, or has an ownership interest of five per cent or more in, a subcontractor, which is a business entity, except for an individual who is a member of the board of directors of a nonprofit organization, (ii) an individual who is employed by a subcontractor, which is a business entity, as president, treasurer or executive vice president, (iii) an individual who is the chief executive officer of a subcontractor, which is not a business entity, or if a subcontractor has no such officer, then the officer who duly possesses comparable powers and duties, (iv) an officer or an employee of any subcontractor who has managerial or discretionary responsibilities with respect to a subcontract with a state contractor, (v) the spouse or a dependent child who is eighteen years of age or older of an individual described in this subparagraph, or (vi) a political committee established or controlled by an individual described in this subparagraph or the business entity or nonprofit organization that is the subcontractor.

MAA Boilerplate AA– rev 2-02-2016

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